AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
2018 OMNIBUS INCENTIVE PLAN
2020 INCENTIVE COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS

The 2020 Incentive Compensation Program for Executive Officers (the “Program”) operates under and is otherwise subject to the terms of the American Axle & Manufacturing Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
Article 1
DEFINITIONS

When used in the Program, the following words and phrases shall have the following meanings unless the context clearly indicates another meaning:
1.1    Administrator means the Management Benefits Committee acting through the Corporate Human Resources Department, as set forth in Article 5.
1.2    Base Salary means a Participant’s monthly gross regular rate of pay from the Company or a Subsidiary as of December 1 of a Program Year or on the date of a Participant’s death, Disability, Retirement, before any required reductions or withholdings or reductions under any salary reduction agreement between a Participant and the Company or a Subsidiary. Base Salary shall not include overtime, bonuses, compensation paid in kind, special allowances or reimbursements to cover expenses paid or incurred on behalf of the Company or a Subsidiary or in the course of employment with the Company or a Subsidiary, the Company’s contribution to this Program or to any pension or profit sharing plan to which the Company or a Subsidiary makes contributions, or the Company or applicable Subsidiary’s contribution to any employee welfare plan or arrangement.
1.3    Bonus Award means a Cash-Based Award under the Plan determined in accordance with Article 3.
1.4    Bonus Award Multiplier means the applicable annual target bonus percentage of the Eligible Employee’s Base Salary.
1.5    CEO means the Chief Executive Officer of the Company.
1.6    CFO means the Chief Financial Officer of the Company.
1.7    Committee means the Compensation Committee of the Board of Directors.
1.8    Covered Earnings means a Participant’s Base Salary multiplied by his or her Days of Participation during a Program Year.

1.9    Eligible Employee means an Executive Officer.
1.10    Executive Officer means “executive officer” of the Company as defined in Section 16 of the Securities Exchange Act of 1934 and the rules thereunder, as determined by the Board of Directors.
1.11    Days of Participation means each day on which an employee of the Company or a Subsidiary is an Eligible Employee. An Eligible Employee who, during the Program Year, dies, separates due to Retirement, or incurs a Disability will be credited with his or her Days of Participation through the date of death, Retirement, or Disability but not thereafter.
1.12    Payment Date means the date or dates on which Bonus Awards under the Program are paid to Participants as determined in accordance with Section 4.1 hereof.
1.13    Program Year means the 12-month period beginning on January 1 and ending on December 31 of each year.
1.14    Weighted Percentage means the percentage allocation (relative weighting) assigned to each of the applicable Performance Measures for each Program Year, as approved by the Committee in consultation with the CEO and CFO.
Article 2
PARTICIPATION

2.1    Participation. An individual who becomes an Eligible Employee before October 1 of a Program Year shall be a Participant for such Program Year. An individual who becomes an Eligible Employee on or after October 1 of a Program Year shall not be a Participant for such Program Year, but shall become a Participant for the next succeeding Program Year on January 1 of such next succeeding Program Year in the event and to the extent such individual remains an Eligible Employee continuously into such succeeding Program Year.
2.2    Eligibility. Each Participant:
a.    who remains an Eligible Employee through the last day of a Program Year and continuously throughout the next succeeding Program Year up to and including the Payment Date; or

b.    whose participation in the Program terminated during the Program Year due to the Participant’s:
i.    death; or
ii.    Disability; or
iii.    Retirement;
shall be entitled to receive a Bonus Award, except as otherwise provided herein.
Article 3
CALCULATION OF BONUS AWARDS

3.1    Bonus Award Formula. The Bonus Award of an Executive Officer for a particular Program Year shall be determined pursuant to this Article 3 and shall be equal to the sum of the amounts calculated for each applicable Performance Measure pursuant to the following formula:
1.    the bonus award percentage which corresponds to the applicable Performance Measure for the Program Year;
2.    multiplied by the Weighted Percentage assigned to each such Performance Measure;
3.    multiplied by the Covered Earnings of the Executive Officer for the Program Year;
4.    multiplied by the Bonus Award Multiplier of the Executive Officer for the Program Year.
3.2    Weighted Percentages. Each Program Year the Committee, in consultation with the CEO and CFO, shall assign a Weighted Percentage to each of the Performance Measures, which may be between 0% and 100%. For purposes of determining Bonus Awards for Executive Officers, the Weighted Percentages for all of the Performance Measures must total 100%. A list setting forth all Weighted Percentages for each of the Performance Measures shall be established for each Program Year based on the recommendation of the CEO and CFO and approval of the Committee. For the avoidance of doubt, such listing need not include any Performance Measures for which the Weighted Percentage is 0%.
3.3    Individual Performance Adjustments. Anything in this Program to the contrary notwithstanding, the amount of a Participant’s Bonus Award for a given Program Year shall be subject to review and adjustment by the CEO, who shall have the discretion to increase, decrease, or eliminate entirely (such adjustments, “Individual Performance Adjustments”) any Bonus Award determined pursuant to this Article 3; provided, however, that the amount of an Executive Officer’s Bonus Award must be approved by the Committee and cannot exceed the annual individual limit under the Plan applicable to Cash-Based Awards.
3.4    Requirement of Profitability. Except as provided in the Plan and subject to any adjustments made by the Committee in accordance with the Plan, no Bonus Award shall be payable pursuant to this Program to any Participant for any Program Year in which the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission for such Program Year do not report positive net income for the Program Year in question after reflecting all costs and expenses associated with the Plan for such Program Year.
Article 4
PAYMENT OF BONUS AWARD

4.1    Time and Manner of Payment. Payment of a Participant’s Bonus Award for a Program Year shall be made not later than March 15 of the subsequent year; provided, however, that if the employment of a Participant by the Company terminates during a Program Year, or prior to March 15 of the subsequent year, for a reason other than his or her death, Disability, or Retirement, the Participant shall forfeit all rights to a Bonus Award in such Program Year and no Bonus Award shall be paid to such Participant for such Program Year. Notwithstanding any provision of the Program to the contrary, the Company shall withhold from any Bonus Award all federal, state and local taxes as shall be required pursuant to any law or governmental regulation or ruling, any amounts owed by the Participant to the Company to the extent permitted by law, and any amounts otherwise required to be withheld or deducted under applicable law or by agreement of the Company and the Participant.
Article 5
ADMINISTRATION, AMENDMENT AND TERMINATION

5.1    Authority of Administrator. The Management Benefits Committee1 shall monitor the performance of the Program to ensure that it is administered by the Human Resources Department in accordance with its terms and applicable laws and regulations. Except as otherwise expressly stated, the Compensation Committee, or such other committee, including the Management Benefits Committee, to which it delegates such authority, shall have the full power, discretion and authority to construe, interpret and administer the Program, including authority to correct any defect or reconcile any inconsistency or ambiguity. All decisions, acts or interpretations of the Committee shall be final, conclusive and binding upon all persons. No member of the Committee, the Management Benefits Committee, or any other committee to which Plan administrative authority has been delegated, shall be personally liable by reason of any action taken by him or her in good faith or on his or her behalf as Administrator, nor for any mistake in judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee, the Management Benefits Committee, the CEO, the CFO, and each other executive officer, employee or director of the Company or a Subsidiary to whom any duty or power relating to the Program, or its administration or interpretation, may be delegated, against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Program unless arising out of such person’s own fraud or bad faith.
5.2    Amendment and Termination. The Committee may at its discretion amend this Program in any respect at any time and for any reason and may terminate the Program, in whole or in part, at any time and neither notice of amendment nor of termination is necessary for any amendment or termination to be effective. Any amendment or termination of the Program may be made effective retroactively to the first day of the Program Year or, in the case of an amendment or termination of the Program adopted on or before March 15, the first day of the preceding Program Year. No Participant or designated beneficiary shall be deemed to have a vested or contractual right to a Bonus Award until such Bonus Award is actually paid to the Participant or designated beneficiary by the Company. The payment of Bonus Awards pursuant to this program is completely discretionary on the part of the Company. The existence of this Program shall create no rights on behalf of Participants or beneficiaries or obligations on behalf of the Company.
Article 6
MISCELLANEOUS

6.1    Compliance with Financing Agreements. This Program may be subject to the terms and conditions of any agreements entered into between the Company and any third party lender to whom the Company is now indebted, or may at any time during the term of this Program become indebted, and the Bonus Awards for any Program Year may be reduced by such amounts as may be necessary to ensure that the Company is not in default under any such agreements.
6.2    No Right, Title or Interest in or to the Company’s Assets. Neither Participants nor Beneficiaries shall have any right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under this Program. Nothing contained in the Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between Holdings or the Company and any Participant, designated beneficiary or any other person. All payments to be made under this Program shall be paid from the general assets of the Company.

6.3    No Alienation of Bonus Awards. Except as otherwise may be required by law, no amount payable at any time under this Program shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether currently or hereafter payable, shall be void.

6.4    No Contract of Employment. Neither the actions of the Company in establishing this Program, nor any provisions of this Program or any action taken by the Company, the Committee, the Administrator or the CEO pursuant to its provisions, shall be construed as giving to any Eligible Employee or any employee the right to be employed by the Company or a Subsidiary or affect the right of the Company or a Subsidiary to dismiss any employee.